Holly Energy Partners Announces Management Changes

October 30, 2015, Holly Energy Partners (NYSE: HEP) today announced that the Board of Directors of HLS appointed Mike Jennings, who serves as Chief Executive Officer of Holly Logistic Services, L.L.C. (“HLS”), as President effective October 29, 2015. In connection with this appointment, Bruce Shaw resigned as President of HLS effective October 29, 2015. Mr. Shaw will continue to work with the company as a consultant. HLS is a wholly-owned subsidiary of HollyFrontier Corporation (NYSE: HFC) and the ultimate general partner of HEP.
Separately, Rich Voliva, previously Vice President, Corporate Development of HLS, was appointed as Vice President and Chief Financial Officer of HLS effective October 29, 2015. Prior to joining HLS in April 2014, Mr. Voliva worked as an analyst in the institutional investment business in the energy sector, and prior to that as Vice President, Energy Equity Research for Deutsche Bank Securities in New York, NY. Mr. Voliva holds a B.A. in Economics from Harvard University and a M.A. in International Relations from Johns Hopkins University and is a CFA Charterholder. Doug Aron will continue to serve as Executive Vice President of HLS.
Mr. Jennings commented, "I would like to thank Bruce for his 10 years of service with HEP.  I am also excited to have Rich Voliva in a senior management role where he will work closely with me in continuing HEP's growth strategy of drop downs, organic growth and external acquisitions. We look forward to continuing our current momentum, last week having declared our 44th consecutive quarterly distribution increase."
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest), in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Oklahoma, Arizona, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals, a 50% interest in Frontier Pipeline Company, the owner of a 289-mile crude oil pipeline running from Casper, Wyoming to Frontier Station, Utah, and a 25% interest in SLC Pipeline LLC, the owner of a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.

Holly Energy Partners, L.P.
Craig Biery, 214-954-6511
Investor Relations